EXHIBIT (a)(2)

                           CERTIFICATE OF DESIGNATION
                                       OF
                             SERIES C COMMON SHARES
                                       OF
                           AMERICAN EAGLE FUNDS, INC.

         The undersigned duly elected Secretary of American Eagle Funds, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of directors of the Board of Directors of the Corporation effective as of November 3, 2000:

                  WHEREAS, the total authorized number of shares of the Corporation is one trillion, all of which shares are common shares, par value $.01 per share (individually, a "Share" and, collectively, the "Shares," as set forth in the Corporation's Articles of Incorporation (the "Articles").

                  WHEREAS, ten billion of the Shares have been designated in the Articles as Series A Common Shares, ten billion of the Shares have been designated in the Articles as Series B Common Shares, and the remaining nine hundred eighty billion authorized Shares are undesignated as to series (the "Undesignated Shares").

                  WHEREAS, pursuant to Section 5(a) of the Articles, the Undesignated Shares may be issued in such series (individually, a "Series" and, collectively, together with any other designated series, the "Series") with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any Series as may be adopted from time to time by the Corporation's Board of Directors pursuant to the authority thereby vested in the Corporation's Board of Directors, and each Series of Shares which the Corporation's Board of Directors may establish may evidence, if the Board of Directors shall so determine by resolution, an interest in a separate and distinct portion of the Corporation's assets, which shall take the form of a separate portfolio of investment securities, cash and other assets.

                  NOW, THEREFORE, BE IT RESOLVED, that ten billion shares of the Undesignated Shares be, and they hereby are, designated as Series C Common Shares, which shall evidence interests in a separate and distinct portion of the Corporation's assets taking the form of a separate portfolio of investment securities, cash and other assets.

                  FURTHER RESOLVED, that the remaining nine hundred seventy billion authorized Shares of the Corporation shall remain undesignated as to Series.

                  FURTHER RESOLVED that the officers of the Corporation are hereby authorized and directed to file with the office of the Secretary of State of Minnesota a Certificate of Designation setting forth the relative rights and preferences of the Shares designated hereby, as required by Section 302A.401, Subd. 3(b) of the Minnesota Statutes.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Corporation this 3rd day of November, 2000.


                                        ----------------------------------------
                                        James E. Nicholson, Secretary